EXHIBIT 99.3

        [FTD LOGO]

Contact Information: FTD Group, Inc. Jandy Tomy
Investor Relations (630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Initiates Dividend Program

DOWNERS GROVE, IL.—Thursday, February 22, 2007—FTD Group, Inc. (NYSE: FTD), a leading provider of floral products and services, today announced that the Company's Board of Directors has approved a dividend policy and declared its first quarterly cash dividend of $0.1625 per share. On an annual basis, the cash dividend is expected to be $0.65 per share. While the Company intends to continue to pay quarterly dividends, the declaration and payment of dividends is subject to the determination of the Board of Directors and continued compliance with the requirements of the Company's credit agreement and the indenture governing its senior subordinated notes. The dividend will be paid on April 2, 2007 to stockholders of record as of the close of business on March 19, 2007. As of February 20, 2007 there were 28,334,856 shares outstanding, net of treasury shares.

"We remain committed to maximizing long-term value to our shareholders and are pleased with the Board's decision to return capital to our investors. This program reflects confidence in our ability to continue to generate strong cash flows," commented Michael J. Soenen, President and Chief Executive Officer of FTD.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business is supported by the highly recognized FTD and Interflora brands. Both brands utilize the Mercury Man logo, which is displayed in approximately 45,000 floral shops globally. The consumer businesses operate primarily through the Web sites in the U.S., Canada, the U.K. and the Republic of Ireland and are complemented by the florist businesses which provide products and services to the Company's independent members.

The issuer has filed a registration statement (including a prospectus) with the SEC for a secondary offering of the issuer's common stock by certain stockholders. Before you invest, you should read the prospectus in that registration statement (Commission File No. 333-138007) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Investors Relations toll-free at 1-800-736-3383.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

3113 Woodcreek Drive    •    Downers Grove, IL 60515
Main Phone: (630) 719-7800